Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Entrada Networks, Inc.
San Diego, California

    We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 25, 2004, except for Note P, which is as of May 14, 2004, relating to the consolidated financial statements of Entrada Networks, Inc. and our report dated July 12, 2004, relating to the financial statements of Microtek Systems, Inc., which is contained in that Prospectus.

    We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO Seidman, LLP
Los Angeles, California
January 7, 2005